Exhibit 10.6

The 2022 bonus plan for our executive officers determines bonuses by the extent to which three financial performance goals and various business performance objectives are met.
Threshold, target and maximum performance achievement levels have been established for each financial performance goal and each financial performance goal is assigned a percentage weight. A percentage for each financial performance goal is calculated based on the company’s achievement against the goal. That percentage is multiplied by the weight for that goal. The individual financial performance goals, as generally described, and their weightings are: ROE (calculated as adjusted net operating income, divided by beginning shareholders’ equity excluding Accumulated Other Comprehensive Income (Loss), as adjusted) (45%); new insurance written (15%), except that new insurance written during any month is included only to the extent such volume is projected to generate, as of such month in which it is written, a lifetime return, including the effects of quota share reinsurance, that exceeds a hurdle rate; and insurance in force, as adjusted (15%).

Performance against the business objectives is assigned a percentage in the aggregate, which is multiplied by 25%. The subjects addressed by the business performance objectives are: transforming our business to sustain our success; certain ESG considerations; and ensuring we have the appropriate amount and form of capital to support our strategies and meet the needs of our stakeholders.

The resulting percentages for achievement against the financial performance goals and the business objectives are added. The resulting pay-out, if any, can range from threshold, which is 50% of target, to maximum, which is 200% of target. The Committee has discretion to decrease by as much as 10 percentage points or increase by as much as 10 percentage points the resulting percentage (the “Bonus Pool Percentage”), but the Bonus Pool Percentage will not exceed maximum.